Exhibit 10.4

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT (Reorganization)

between

ZOOMINFO TECHNOLOGIES INC.
and
THE PERSONS NAMED HEREIN
Dated as of June 3, 2020

i

ii

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of June 3, 2020, and is between ZoomInfo Technologies Inc., a Delaware corporation, each of the undersigned parties, and each of the other persons from time to time that becomes a party hereto (each, excluding ZoomInfo Holdings LLC, a Delaware limited liability company (“OpCo”), a “TRA Party” and together the “TRA Parties”).
RECITALS
WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in OpCo, which is classified as a partnership for United States federal income tax purposes;
WHEREAS, after the IPO (as defined below) ZoomInfo Intermediate Holdings LLC, a subsidiary of ZoomInfo Technologies Inc., will be the sole managing member of OpCo, and holds and will hold, directly and/or indirectly, Units;
WHEREAS, CP VI Evergreen Holdings Corp., a Delaware corporation (the “CP VI Blocker”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, CP VI Evergreen Holdings Corp. II, a Delaware corporation (the “CP VI Blocker II”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, TA XI DO Blocker, LLC, a Delaware limited liability company (the “TA XI Blocker”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, TA SDF III DO Blocker, LLC, a Delaware limited partnership (the “TA SDF III Blocker”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, TA SDF II DO Blocker LLC, a Delaware limited liability company (the “TA SDF II Blocker”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, 22C DiscoverOrg Blocker, L.L.C., a Delaware limited liability company (the “22C Blocker”), is classified as an association taxable as a corporation for United States federal income tax purposes;
WHEREAS, TA AP VII-B DO Blocker LLC, a Delaware limited liability company (the “TA AP VII-B Blocker”, and together with CP VI Blocker, CP VI Blocker II, TA XI Blocker, TA SDF III Blocker, TA SDF II Blocker and 22C Blocker the “Blockers”, and each, individually, a Blocker), is classified as an association taxable as a corporation for United States federal income tax purposes;

WHEREAS, pursuant to the Master Reorganization Agreement dated on or about the IPO Date (as defined below), among the Corporate Taxpayer (as defined below) and the parties named therein, in connection with the IPO (i) a separate wholly owned, direct Subsidiary (as defined below) of the Corporate Taxpayer will merge with and into each of the Blockers, other than CP VI Blocker II, with each of the Blockers surviving the applicable merger, (ii) immediately thereafter, each of the Blockers will merge with and into the Corporate Taxpayer and (iii) the Corporate Taxpayer will purchase all outstanding common stock of CP VI Blocker II (such transactions together, the “Reorganization”);
WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Pre-Merger NOLs (as defined below), (ii) Blocker Transferred Basis (as defined below), (iii) Remedial Allocations (as defined below), and (iv) Imputed Interest (as defined below) (collectively, the “Tax Attributes”); and
WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“22C Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a 22C Party (as defined below).
“22C Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of 22C Magellan Holdings, LLC, or any of their respective successors.
“22C Party” means any 22C Fund that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a).
“22C Representative” means 22C Capital LLC or such other Person designated by the 22C Parties.
“Acquired Units” means the Units acquired by the Corporate Taxpayer in the Reorganization.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its
IRS Form 1120 (or any successor form) for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes) and (ii) the product of the amount of the United States federal taxable income or gain for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.
“Assumed Rate” means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year multiplied by (b) the sum, with respect to each state and local jurisdiction in which the Corporate Taxpayer files Tax Returns, of the products of (i) the Corporate Taxpayer’s tax apportionment rate(s) for such jurisdiction for such Taxable Year multiplied by (ii) the highest corporate tax rate(s) for such jurisdiction for such Taxable Year.
“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to the Blocker Shareholders and shall be determined by reference to the Tax Attributes, under the following principles:
(i)    any Pre-Merger NOLs and Blocker Transferred Basis shall be determined separately with respect to each Blocker, using reasonable methods for tracking such Pre-Merger NOLs or Blocker Transferred Basis, and are Attributable to the Blocker Shareholders of each Blocker whose Pre-Merger NOLs or Blocker Transferred Basis carried over to the Corporate Taxpayer (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of the applicable Reorganization (including without regard to any contribution by the Corporate taxpayer to OpCo under Section 721 of the Code in conjunction with the IPO), and taking into account (i) Section 704(c) of the Code and Remedial Allocations, (ii) the methodologies set forth in Exhibit B and (iii) any adjustment under Section 743(b) of the Code);
(ii)    any Pre-Merger NOLs and Blocker Transferred Basis that are Attributable to the Blocker Shareholders of a Blocker as described above in clause (i) shall be

Attributable to each Blocker Shareholder in proportion to such Blocker Shareholder’s interest in such Blocker;
(iii)     any Pre-Merger NOLs and Blocker Transferred Basis that is Attributable to 22C Blocker under clauses (i) and (ii) above as a result of 22C Blocker’s interest in TA XI Blocker, TA SDF III Blocker, TA SDF II Blocker, or TA AP VII-B Blocker, as determined immediately after the participation of TA XI Blocker, TA SDF III Blocker, TA SDF II Blocker, or TA AP VII-B Blocker, as applicable, in the Reorganization and immediately prior to the participation of 22C Blocker in the Reorganization, shall be Attributable to the Blocker Shareholders of 22C Blocker; and
(iv)    any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).
“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.
“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The term “Beneficial Ownership” shall have a correlative meaning.
“Blocker Shareholder” means, a Person (i) who, prior to the Reorganization, holds equity interests of a Blocker and, as a result of the Reorganization, holds Class C Shares (as defined below) or (ii) who, prior to the Reorganization, holds equity interests in CP VI Blocker II and, as a result of the Reorganization, receives cash from the Corporate Taxpayer in consideration for their equity interest in CP VI Blocker II.
“Blocker Transferred Basis” means the Tax basis of the Reference Assets that are depreciable or amortizable for United States federal income tax purposes relating to the Acquired Units acquired by the Corporate Taxpayer in the Reorganization.
“Blockers” has the meaning set forth in the Recitals of this Agreement.
“Board” means the Board of Directors of the Corporate Taxpayer.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Carlyle Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a Carlyle Party.
“Carlyle Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of Carlyle Investment Management L.L.C., or any of their respective successors.

“Carlyle Party” means any Carlyle Fund that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a).
“Carlyle Representative” means TC Group VI S1, L.P. or such other Person designated by the Carlyle Parties.
“Change of Control” means the occurrence of any of the following events:
(i)    any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
(iii)    there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
(iv)    the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.
“Class A Shares” means Class A common stock of the Corporate Taxpayer.
“Class C Shares” means Class C common stock of the Corporate Taxpayer.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Taxpayer” means ZoomInfo Technologies Inc. and any successor corporation and shall include any company that is a member of any consolidated Tax Return of which ZoomInfo Technologies Inc. is a member.
“Corporate Taxpayer Return” means the United States federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means a per annum rate of LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.
“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.
“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.
“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.
“Exchanges TRA” means the Tax Receivable Agreement (Exchanges) between the Corporate Taxpayer and certain current and former members of OpCo, dated June 3, 2020.
“Expert” has the meaning set forth in Section 7.9 of this Agreement.
“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) without taking into account Pre-Merger NOLs, (b) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (c) excluding Remedial Allocations, and (d) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that Hypothetical Tax Liability shall be calculated (x) excluding deductions of state and local income taxes for U.S. federal income tax purposes and (y) assuming the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (ii) the Assumed Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.
“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer (including any greenshoe related to such initial public offering).
“IPO Date” means the initial closing date of the IPO.
“IRS” means the United States Internal Revenue Service.
“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.
“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.
“LLC Agreement” means, with respect to OpCo, the Fifth Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.
“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.
“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of the Reorganization that is depreciable or amortizable for United States federal income tax purposes, the Tax basis that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Reorganization was equal to zero.
“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.
“OpCo” has the meaning set forth in the Preamble of this Agreement.
“Permitted Investors” means any of (i) the 22C Funds and any of their Affiliates, (ii) the TA Funds and any of their Affiliates and (iii) the Carlyle Funds and any of their Affiliates.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Merger NOLs” means, without duplication, the net operating losses, capital losses, research and development credits, excess Section 163(j) limitation carryforwards, charitable deductions, foreign Tax credits and any Tax attributes subject to carryforward under Section 381 of the Code that the Corporate Taxpayer is entitled to utilize as a result of the Blockers’ participation in the Reorganization that relate to periods (or portions thereof) prior to the Reorganization. Notwithstanding the foregoing, the term “Pre-Merger NOL” shall not include any Tax attribute of a Blocker that is used to offset Taxes of such Blocker, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Reorganization.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.
“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.
“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Reorganization. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income tax purposes.
“Remedial Allocations” means the allocations made under Section 704(c) of the Code (including “remedial items” and “offsetting remedial items”) in respect of the Units transferred to the Corporate Taxpayer in an applicable Reorganization using the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) with respect to differences between book basis and tax basis (calculated for purposes of Section 704(c) of the Code).
“Reorganization” has the meaning set forth in the Recitals of this Agreement.
“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.
“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Subsidiary Stock” means stock or other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes.
“TA Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a TA Party.
“TA Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of TA Associates Management, LP, or any of their respective successors.
“TA Party” means any TA Fund that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a).
“TA Representative” means TA XI DO AIV, L.P. or such other Person designated by the TA Parties.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.
“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.
“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.
“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.
“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Party” has the meaning set forth in the Preamble to this Agreement.
“TRA Party Representative” means:
(a)    with respect to each 22C Fund, 22C Representative;
(b)    with respect to each Carlyle Fund, Carlyle Representative; and
(c)    with respect to each TA Fund, TA Representative.
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Units” has the meaning set forth in the Recitals of this Agreement.
“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any Pre-Merger NOLs or loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such Pre-Merger NOLs or loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the IPO Date and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) and (5) any Subsidiary Stock will not be deemed to be disposed unless actually disposed.
ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
SECTION 2.1.    Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party, other than a TRA Party that is an individual, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Blocker Transferred Basis of the Reference Assets in respect of such TRA Party, and (ii) the period (or periods) over which the Blocker Transferred Basis in respect of such TRA Party is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules under this Agreement shall be borne by OpCo.
SECTION 2.2.    Tax Benefit Schedule.
(a)    Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, other than a TRA Party that is an individual, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit

Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b)    Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest thereon and Tax Benefit Payments with respect to CP VI Blocker II) attributable to Blocker Transferred Basis or Pre-Merger NOLs will be treated as other property or money for purposes of Sections 351 or 356 of the Code received in the Reorganization and will not be treated as a dividend pursuant to Section 304 or 356(a)(2) of the Code and (B) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.
SECTION 2.3.    Procedures, Amendments.
(a)    Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate

Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).
(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.
ARTICLE III

TAX BENEFIT PAYMENTS
SECTION 3.1.    Payments.
(a)    Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, or, if a TRA Party is an individual, within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to such TRA Party, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party.  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party.  For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything herein to the contrary, the aggregate payments to a TRA Party under this Agreement shall not exceed 45% of the fair market value of the consideration received by a TRA Party in the Reorganization.

(b)    A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts) (such amount, the “Pre-Adjustment Net Tax Benefit”), minus a maximum of 1% of the Pre-Adjustment Net Tax Benefit, as reasonably determined by the Corporate Taxpayer or its Subsidiaries from time to time; provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the IPO Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (2), (4) and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”
SECTION 3.2.    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
SECTION 3.3.    Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer and the “Net Tax Benefit” of the Corporate Taxpayer under the Exchanges TRA shall collectively be allocated among all parties eligible for Tax Benefit Payments under this Agreement and all parties eligible for “Tax Benefit Payments” under the Exchanges TRA in proportion to the amount of Net Tax Benefit, as such term is defined in this Agreement and in the Exchanges TRA, as applicable, that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4.    Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments (taking into account the operation of Section 3.3(b)) and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.
SECTION 3.5.    Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party.
ARTICLE IV

TERMINATION
SECTION 4.1.    Early Termination of Agreement; Breach of Agreement.
(a)    The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).
(b)    In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, (i) the Corporate Taxpayer has used reasonable efforts to obtain such funds and (ii) that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).
(c)    In the event of a Change of Control, then each TRA Party shall continue as a TRA Party under this Agreement after such Change of Control, in which case such TRA

Party will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c) and Valuation Assumptions (1), (2), (4) and (5) shall apply. Notwithstanding anything to the contrary in the foregoing sentence in this Section 4.1(c), each TRA Party shall have the option to elect to cause all obligations hereunder with respect to any Blocker Transferred Basis or any Pre-Merger NOLs to be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. If a TRA Party makes the election described in the preceding sentence, (i) such TRA Party shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence and (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”
SECTION 4.2.    Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and, for TRA Parties that are not individuals, a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all applicable TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.
SECTION 4.3.    Payment upon Early Termination.
(a)    Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.
(b)    “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.
ARTICLE V

SUBORDINATION AND LATE PAYMENTS
SECTION 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or payments made with respect to Section 4.1(c) due to events described in paragraph (ii) of the definition of Change of Control required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.
SECTION 5.2.    Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION
SECTION 6.1.    Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes; provided that the Corporate Taxpayer shall not amend any material Tax Return, settle any material Tax issue, or take any other material action pertaining to Taxes of any Blocker with respect to any taxable period (or portion thereof) ending on or prior to the date of the Reorganization without the consent of the applicable Blocker Shareholders who are 22C Parties, Carlyle Parties or TA Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless such amendment, settlement or other action would not reduce the payments that such Blocker Shareholders are entitled to receive hereunder or otherwise materially adversely affect such Blocker Shareholders. Notwithstanding the foregoing, the Corporate Taxpayer shall notify each TRA Party Representative of, and keep each TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties under this Agreement, and shall provide each TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.
SECTION 6.2.    Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.
SECTION 6.3.    Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.
ARTICLE VII

MISCELLANEOUS
SECTION 7.1.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporate Taxpayer, to:
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

Attention: Cameron Hyzer, Chief Financial Officer
Email: cameron.hyzer@zoominfo.com

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo.
Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.
SECTION 7.2.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 7.3.    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 7.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 7.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 7.6.    Successors; Assignment; Amendments; Waivers.
(a)    Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”), provided, however, that, at any time during the term of this Agreement, (i) the total number of Carlyle Assignees, in the aggregate, who are TRA Parties cannot be greater than five (5), other than Affiliates of the Carlyle Parties, (ii) the total number of TA Assignees, in the aggregate, who are TRA Parties cannot be greater than five (5), other than Affiliates of the TA Parties and (iii) the total number of 22C Assignees, in the aggregate, who are TRA Parties cannot be greater than five (5), other than Affiliates of the 22C Parties. For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party continues to hold any interest in the Corporate Taxpayer or OpCo. For the avoidance of doubt, (1) if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit

Payments arising in respect of a subsequent Exchange of such Units and (2) an assignment to any entity controlled by a TRA Party shall be treated as one transfer (or an assignment to an Affiliate, if applicable) for purposes of this Section 7.6(a), even if the interests in such entity are subsequently transferred or distributed to third parties. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer or the TRA Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.6(a) and has been recorded on the books of the Corporate Taxpayer.
(b)    No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(c)    All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.
SECTION 7.7.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 7.8.    Resolution of Disputes.
(a)    Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)    Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.
(c)    (i)     EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.
SECTION 7.9.    Reconciliation. In the event that the Corporate Taxpayer and a TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the relevant TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the relevant TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the relevant TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the relevant TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the relevant TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the relevant TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.
SECTION 7.10.    Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the applicable TRA Party Representative and shall consult in good faith with such TRA Party Representative regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

SECTION 7.11.    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
(a)    If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for United States federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.
(c)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
SECTION 7.12.    Confidentiality.
(a)    Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.
(b)    If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
SECTION 7.13.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement would have a material adverse Tax consequence to such TRA Party, then at the election of such

TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party or (ii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.
SECTION 7.14.    Electronic Signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA have duly executed this Agreement as of the date first written above.

Corporate Taxpayer

ZOOMINFO TECHNOLOGIES INC.

By:	/s/ Anthony Stark
Name:	Anthony Stark
Title:	General Counsel and Corporate Secretary

OpCo:

ZOOMINFO HOLDINGS LLC

By:	/s/ Anthony Stark
Name:	Anthony Stark
Title:	Secretary, General Counsel

[Signature Page to the Reorganization Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CARLYLE PARTNERS VI DASH HOLDINGS, L.P.

By:	TC Group VI, L.P., its general partner

By:	TC Group VI, L.L.C., its general partner

By:	/s/ Patrick McCarter
Name: Patrick McCarter
Title: Authorized Person

CP VI EVERGREEN HOLDINGS, L.P.

By:	TC Group VI S1, L.P., its general partner

By:	TC Group VI S1, L.L.C., its general partners

By:	/s/ Patrick McCarter
Name: Patrick McCarter
Title: Authorized Person

CP VI EVERGREEN HOLDINGS II, L.P.

By:	TC Group VI S1, L.P., its general partner

By:	TC Group VI S1, L.L.C., its general partners

By:	/s/ Patrick McCarter
Name: Patrick McCarter
Title: Authorized Person

[Signature Page to the Reorganization Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

22C MAGELLAN HOLDINGS LLC

By:	/s/ David Randall Winn
Name: David Randall Winn
Title: Authorized Signatory

By:	/s/ Eric Edell
Name: Eric Edell
Title: Authorized Signatory

22C CAPITAL I-A, L.P.

By:	22C Capital GP I, L.L.C., its general partner

By:	22C Capital GP I MM LLC, its managing member

By:	/s/ David Randall Winn
Name: David Randall Winn
Title: Member

By:	/s/ Eric Edell
Name: Eric Edell
Title: Member

22C DISCOVERORG CP, L.P.

By:	22C Capital GP I, L.L.C., its general partner

By:	22C Capital GP I MM LLC, its managing
member

By:	/s/ David Randall Winn
Name: David Randall Winn
Title: Member

By:	/s/ Eric Edell
Name: Eric Edell
Title: Member

[Signature Page to the Reorganization Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TA XI DO FEEDER, L.P.

By:	TA Associates XI GP, L.P., its general partner

By:	TA Associates SDF II, L.P., its general partner

By:	TA Associates US Holding Corp., its general partner

By:	/s/ Gregory M. Wallace
Name: Gregory M. Wallace
Title: Chief Financial Officer, Funds

TA SDF II DO FEEDER, L.P.

By:	TA Associates SDF II, L.P., its general partner

By:	TA Associates, L.P., its general partner

By:	TA Associates US Holding Corp., its general partner

By:	/s/ Gregory M. Wallace
Name: Gregory M. Wallace
Title: Chief Financial Officer, Funds

[Signature Page to the Reorganization Tax Receivable Agreement]

TA SDF III DO FEEDER, L.P.

By:	TA Associates SDF III GP, L.P., its general partner

By:	TA Associates, L.P., its general partner

By:	TA Associates US Holding Corp., its general partner

By:	/s/ Gregory M. Wallace
Name: Gregory M. Wallace
Title: Chief Financial Officer, Funds

TA ATLANTIC & PACIFIC VII-B, L.P.

By:	TA Associates AP VII GP, L.P., its general partner

By:	TA Associates, L.P., its general partner

By:	TA Associates US Holding Corp., its general partner

By:	/s/ Gregory M. Wallace
Name: Gregory M. Wallace
Title: Chief Financial Officer, Funds

[Signature Page to the Reorganization Tax Receivable Agreement]

Exhibit A
Form of Joinder
This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among ZoomInfo Technologies Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).
WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and
WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of June 3, 2020, between the Corporate Taxpayer, OpCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.
Section 1.2    Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.
Section 1.3    Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.
Section 1.4    Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.
Section 1.5    Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

A-1

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

ZOOMINFO TECHNOLOGIES INC.

By:
Name
Title:

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

Exhibit B
(Attached)

B-1